Exhibit 5.1

May 12, 2022

NuScale Power Corporation

6650 SW Redwood Lane, Suite 210

Portland, OR 97224

Re: NuScale Power Corporation – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to NuScale Power Corporation, a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (as amended, the “Registration Statement”) under the Securities Act of 1933 (the “Act”), relating to the registration of the following:

a.

The issuance by the Company of up to 178,396,711 shares (the “Exchange Shares”) of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), upon exchange (on a one-for-one basis, subject to adjustment) of Class B Units of NuScale Power, LLC, an Oregon limited liability company (“NuScale LLC”), and cancellation of a corresponding number of shares of Class B Common Stock, par value $0.0001 per share, of the Company.

b.

The issuance by the Company of up to 11,500,000 shares (the “Public Warrant Shares”) of Class A Common Stock upon the exercise of the NuScale warrants (the “Public Warrants”) issued to the public in the initial public offering of the Company that closed on November 27, 2020 (the “IPO”).

c.

The issuance by the Company of up 8,900,000 shares (the “Private Warrant Shares”) of Class A Common Stock upon the exercise of warrants issued in a private placement concurrently with the IPO (the “Private Placement Warrants”);

d.

The offer and sale from time to time, in each case, by the selling securityholders named in the Registration Statement (the “Selling Securityholders”), of up to (i) 8,900,000 Private Placement Warrants (the “Resale Warrants”); (ii) 8,900,000 Private Warrant Shares; (iii) 23,700,002 shares (the “PIPE Shares”) of Class A Common Stock that were issued in private placements to institutional and accredited investors; and (iv) 5,514,933 shares of Class A Common Stock held by Spring Valley Acquisition Sponsor, LLC and its affiliates and the former officers and directors of the Company (“Founder Shares”), 1,643,924 of which Founder Shares are subject to forfeiture pursuant to the terms of the Sponsor Letter Agreement dated December 13, 2021, by and among SV Acquisition Sponsor Sub, LLC, the Company and NuScale LLC (the “Sponsor Letter Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”), other than as expressly stated herein with respect to the offer, sale or issuance, as applicable, of the Exchange Shares, Public Warrant Shares, the Private Warrant Shares, the Resale Warrants, the PIPE Shares and the Founder Shares.

We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and, with respect to the opinions set forth in numbered paragraphs 2, 3 and 4 below, the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.When the Exchange Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable holders, and have been issued and delivered by the Company in connection with the redemption or exchange of NuScale LLC Class B Units for shares of Class A Common Stock (and the cancellation of an equivalent number of shares of Class B Common Stock of the Company) in accordance with the Sixth Amended and Restated Limited Liability Company Agreement of NuScale Power, LLC (as amended, the “NuScale LLC Operating Agreement”), the Certificate of Incorporation of the Company and in the manner contemplated by the Registration Statement, the issuance of the Exchange Shares will have been duly authorized by all necessary corporate action of the Company, and the Exchange Shares will be validly issued, fully paid and nonassessable.

2.When the Public Warrant Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable holder of the Public Warrants, and have been issued by the Company upon exercise of the Public Warrants against payment therefor (not less than par value) in the manner contemplated by the Registration Statement and the Public Warrants, the issuance of the Public Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Public Warrant Shares will be validly issued, fully paid and nonassessable.

3.When the Private Warrant Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable holder of the Private Placement Warrants, and have been issued by the Company upon exercise of the Private Placement Warrants against payment therefor (not less than par value) in the manner contemplated by the Registration Statement, the Private Placement Warrants and the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company dated November 23, 2020 (the “Warrant Agreement”), the issuance of the Private Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Private Warrant Shares will be validly issued, fully paid and nonassessable.

4.The Resale Warrants have been duly authorized by all necessary corporate action of the Company and are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Warrants and the Warrant Agreement.

5.The PIPE Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

6.The Founder Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

In rendering the foregoing opinions, we have assumed that (i) at or prior to the time of the delivery of any Exchange Shares, Public Warrant Shares, Private Warrant Shares, Private Placement Warrants, PIPE Shares or Founder Shares, as applicable, the Registration Statement will have been declared effective under the Act and that the registration will apply to all of such warrants and shares, and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the offer, sale or issuance of such warrants or shares, as applicable, (ii) none of the Founder Shares become subject to forfeiture pursuant to the

Sponsor Letter Agreement, and (iii) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

Our opinions set forth in numbered paragraphs 2, 3 and 4 are subject to:

(i)	the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors;

(ii)

the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and

(iii)

the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting or requiring consent to assignment or transfer of any right or property, (m) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (n) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Sponsor Letter Agreement, the Public Warrants, the Private Placement Warrants, the Warrant Agreement and the NuScale LLC Operating Agreement (collectively, the “Transaction Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Transaction Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Transaction Documents as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Act with respect to the securities described herein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very Truly Yours,

/s/ STOEL RIVES LLP

Stoel Rives LLP